EXHIBIT 99.2

On May 11, 2017, Ashford Hospitality Prime, Inc. ("Ashford Prime" or the "Company") completed the acquisition of the Hotel Yountville. The fair value of the hotel property acquired at the time of the acquisition was approximately $96.5 million. On March 31, 2017, Ashford Prime completed the acquisition of the Park Hyatt Beaver Creek in Beaver Creek, Colorado. The fair value of the hotel property acquired at the time of the acquisition was approximately $145.5 million. The following unaudited pro forma financial information of the Company has been prepared for informational purposes only and does not purport to be indicative of what would have resulted had the acquisitions and related transactions occurred on the date indicated or what may result in the future.

ASHFORD HOSPITALITY PRIME, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2017
(in thousands, except share and per share amounts)

	Ashford Prime Consolidated Historical (A)	Park Hyatt Beaver Creek Historical January 1, 2017 through March 30, 2017	Adjustments		Hotel Yountville Historical January 1, 2017 through May 10, 2017	Adjustments		Ashford Prime Consolidated Pro Forma
Revenue
Rooms	$286,006	$10,035	$—		$3,472	$—		$299,513
Food and beverage	96,415	5,121	—		559	—		102,095
Other	31,484	3,655	—		244	—		35,383
Total hotel revenue	413,905	18,811	—		4,275	—		436,991
Other	158	—	—		—	—		158
Total revenue	414,063	18,811	—		4,275	—		437,149
Expenses
Hotel operating expenses:
Rooms	65,731	1,363	—		860	—		67,954
Food and beverage	68,469	3,268	—		645	—		72,382
Other expenses	122,322	6,346	—		1,189	—		129,857
Management fees	15,074	531	—		—	128	(E) (i)	15,733
Total hotel operating expenses	271,596	11,508	—		2,694	128		285,926
Property taxes, insurance and other	21,337	335	—		220	—		21,892
Depreciation and amortization	52,262	—	773	(C) (i)	—	798	(E) (ii)	53,833
Impairment charges	1,068	—	—		—	—		1,068
Advisory services fee	9,134	—	—		—	—		9,134
Contract modification cost	5,000	—	—		—	—		5,000
Transaction costs	6,678	—	(4,688)	(C) (ii)	—	(586)	(E) (iii)	1,404
Corporate general and administrative	8,146	—	—		—	—		8,146
Total operating expenses	375,221	11,843	(3,915)		2,914	340		386,403
Operating income (loss)	38,842	6,968	3,915		1,361	(340)		50,746
Interest income	690	—	—		—	—		690
Gain (loss) on sale of hotel property	23,797	—	—		—	—		23,797
Other income (expense)	(377)	—	—		—	—		(377)
Interest expense and amortization of premiums and loan costs	(38,937)	—	(730)	(C) (iii)	—	(696)	(E) (iv)	(40,363)
Write-off of loan costs and exit fees	(3,874)	—	—		—	—		(3,874)
Unrealized gain (loss) on investment in Ashford Inc.	9,717	—	—		—	—		9,717
Unrealized gain (loss) on derivatives	(2,056)	—	—		—	—		(2,056)
Income (loss) before income taxes	27,802	6,968	3,185		1,361	(1,036)		38,280
Income tax (expense) benefit	522	—	(206)	(C) (iv)	—	(61)	(E) (v)	255
Net income (loss)	28,324	6,968	2,979		1,361	(1,097)		38,535
(Income) loss from consolidated entities attributable to noncontrolling interests	(3,264)	—	—		—	—		(3,264)
Net (income) loss attributable to redeemable noncontrolling interests in operating partnership	(2,038)	—	(1,272)	(C) (v)	—	(34)	(E) (vi)	(3,344)
Net income (loss) attributable to the Company	23,022	6,968	1,707		1,361	(1,131)		31,927
Preferred dividends	(6,795)	—	—		—	—		(6,795)
Net income (loss) available to common stockholders	$16,227	$6,968	$1,707		$1,361	$(1,131)		$25,132
Income (loss) per share – basic:
Net income (loss) attributable to common stockholders	$0.52							$0.81
Weighted average common shares outstanding—basic	30,473							30,473
Income (loss) per share – diluted:
Net income (loss) attributable to common stockholders	$0.51							$0.81
Weighted average common shares outstanding—diluted	34,706							34,706

Dividends declared per common share	$0.64							$0.64

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(A)
Represents the historical consolidated statement of operations of Ashford Prime for the year ended December 31, 2017, as reported in its Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 9, 2018.

(B)	Represents the historical consolidated statement of operations of the Park Hyatt Beaver Creek for the period from January 1, 2017 through March 30, 2017.

(C)
Represents adjustments for Ashford Prime’s purchase of the Park Hyatt Beaver Creek for the period from January 1, 2017 through March 30, 2017, which include; (i) adjustment to depreciation expense based on Ashford Prime's new cost basis in the acquired hotel. The estimated useful lives are 7.5 to 39 years for building and improvements and 1.5 to 5 years for furniture, fixtures and equipment; (ii) elimination of nonrecurring transaction costs incurred by the Company associated with the acquisition of the hotel; (iii) an adjustment to reflect the interest expense associated with the financing of a mortgage loan related to the acquisition of the Park Hyatt Beaver Creek(iv) adjustment to income tax expense to reflect total income tax expense as if the consolidated group filed with the Park Hyatt Beaver Creek; (v) adjustment to net income attributable to redeemable noncontrolling interests in operating partnership for the incremental operating results of the Park Hyatt Beaver Creek.

(D)	Represents the historical consolidated statement of operations of Hotel Yountville for the the period from January 1, 2017 through May 10, 2017.

(E)
Represents adjustments for Ashford Prime’s purchase of the Hotel Yountville for the period from January 1, 2017 through May 10, 2017, which include; (i) a contractual adjustment to management fees for the management fee Ashford Prime is contracted to pay; (ii) additional depreciation expense based on Ashford Prime's new cost basis in the acquired hotel. The estimated useful lives are 44.6 to 54 years for building and improvements and 5 to 6.5 years for furniture, fixtures and equipment; (iii) elimination of nonrecurring transaction costs incurred by the Company associated with the acquisition of the hotel; (iv) an adjustment to reflect the interest expense associated with the financing of a mortgage loan related to the acquisition of the Hotel Yountville; (v) additional income tax expense to reflect total income tax expense as if the consolidated group filed with the Hotel Yountville; and (vi) adjustment to net income attributable to redeemable noncontrolling interests in operating partnership for the incremental operating results of the Hotel Yountville.

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